EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-35887, 333-43081, 333-65327, 333-65329, 333-98811, and 333-111076 on Form S-8 and Registration Statement No. 333-166968 on Form S-3 of our reports dated February 27, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of Mylan Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
February 27, 2013